Exhibit 99.1
FOR IMMEDIATE RELEASE – July 23, 2026
Carter Bankshares, Inc. Announces Second Quarter 2026 Financial Results
Martinsville, VA, July 23, 2026 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank (the “Bank”) today announced quarterly net income of $28.9 million, or $1.31 diluted earnings per share (“EPS”), for the second quarter of 2026 compared to net income of $85.8 million, or $3.88 diluted EPS, for the first quarter of 2026 and net income of $8.5 million, or $0.37 diluted EPS, for the second quarter of 2025. Net interest income was $40.0 million for the second quarter of 2026, $35.9 million for the first quarter of 2026, and $32.4 million for the second quarter of 2025. Adjusted net income1 was $11.6 million for the second quarter of 2026, $8.6 million for the first quarter of 2026 and $9.3 million for the second quarter of 2025.
For the six months ended June 30, 2026, net income was $114.7 million, or $5.18 diluted EPS, compared to net income of $17.5 million, or $0.76 diluted EPS for the same period in 2025. Net interest income was $75.9 million for the six months ended June 30, 2026, and $62.5 million for the six months ended June 30, 2025. Adjusted net income1 was $20.2 million and $16.6 million for the six months ended June 30, 2026 and 2025, respectively.
On May 1, 2026, the Company announced that it had completed the sale of its membership interest in Bearing Insurance Group, LLC (the “Insurance Transaction”) to an unaffiliated third party, effective May 1, 2026.
•Recognized a net gain (pre-tax) from the Insurance Transaction of $35.9 million;
•The Insurance Transaction was accretive to diluted earnings per share by $1.30 for the quarter; and
•The Insurance Transaction increased tangible book value per share by $1.28.
As a result of the successful completion of the Insurance Transaction and the sale of the large nonperforming credit relationship (“Loan Sale Transaction”) during the first quarter of 2026, the Company generated approximately $100.9 million of aggregate nonrecurring gains during the first six months of 2026. These gains afforded an opportunity to optimize the Company’s balance sheet, improve future earnings potential and enhance interest rate risk positioning. As part of this process, the Company completed a strategic repositioning of a portion of its available-for-sale securities portfolio (the “Portfolio Repositioning”) during the second quarter of 2026, resulting in a pre-tax loss of $12.5 million. The Portfolio Repositioning is expected to enhance future earnings performance through improved asset yields and balance sheet positioning.
In the Portfolio Repositioning, the Company sold $139.4 million in book value of securities available-for-sale with a weighted average yield of 2.28% and representing approximately 18.7% of the Company’s securities portfolio, and purchased approximately $88.5 million of securities available-for-sale with a weighted average yield of approximately 5.27%. All of the securities purchased were rated AAA or AA by a recognized credit rating agency. The Company expects to use the remaining proceeds from the Portfolio Repositioning to fund organic loan growth during the remainder of 2026.
Financial Highlights for the Three Months Ended June 30, 2026
•Total portfolio loans increased $6.1 million at June 30, 2026 from March 31, 2026, despite approximately $132.6 million in commercial real estate loan payoffs during the second quarter,

reflecting solid loan origination activity and continued demand, decreased 0.3% from June 30, 2025, and increased 6.45%7 excluding the Loan Sale Transaction from June 30, 2025;
•Net interest income totaled $40.0 million, an increase of $4.1 million, or 11.2% compared to the prior quarter, and an increase of $7.6 million, or 23.5% compared to the prior year quarter;
•Net interest margin increased 31 basis points to 3.38% for the second quarter of 2026, compared to 3.07% for the prior quarter and increased 58 basis points compared to 2.80% for the prior year quarter;
•Nonperforming loans (“NPLs”) increased by $13.6 million to $37.6 million at June 30, 2026 compared to March 31, 2026 and decreased by $213.0 million compared to June 30, 2025 due to the Loan Sale Transaction during the first quarter of 2026. NPLs to total portfolio loans were 1.01% at June 30, 2026, 0.64% at March 31, 2026 and 6.69% at June 30, 2025;
•The allowance for credit losses to total portfolio loans was 1.48% at June 30, 2026, compared to 1.41% at March 31, 2026 and 1.90% at June 30, 2025. The year-over-year decrease primarily reflects the release of specific reserves of $18.0 million related to the Loan Sale Transaction during the first quarter of 2026; and
•The efficiency ratio was 43.66% for the quarter ended June 30, 2026, compared to 29.01% for the quarter ended March 31, 2026, and 78.63% for the quarter ended June 30, 2025. The efficiency ratios for the first and second quarters of 2026 reflect the nonrecurring gains recognized during those periods as a result of the Insurance Transaction and the Loan Sale Transaction, both as discussed above. The adjusted efficiency ratio (non-GAAP)5 improved to 62.66% for the second quarter of 2026, compared to 72.66% for the first quarter of 2026 and 75.55% for the second quarter of 2025.

"We are very pleased with the successful completion of the sale of our membership interest in Bearing Insurance Group, LLC during the second quarter of 2026,” stated Litz H. Van Dyke, Chief Executive Officer. “This Transaction resulted in a significant capital gain, which increased tangible book value by $1.28 per share, and provided the flexibility to reposition a portion of our available-for-sale securities portfolio. We expect these strategic actions to enhance future earnings through increased asset yields and a stronger balance sheet.”
Van Dyke added, “Our core operating performance remained strong during the quarter, highlighted by continued net interest margin expansion and growth in our loan portfolio across our markets. Excluding the impact of the Loan Sale Transaction during the first quarter, loans increased approximately 6.45%7 from a year ago despite elevated payoff activity. We continue to see a healthy pipeline and growing momentum in small business and commercial and industrial lending, and we expect additional growth from prior construction lending commitments that are anticipated to fund over the next 12 to 18 months as projects progress.”
Van Dyke concluded, “We believe the strategic initiatives undertaken in the first half of 2026 have strengthened our capital and liquidity position, providing additional financial flexibility to support future organic growth, optimize our balance sheet and capitalize on new opportunities as market conditions evolve. We are excited about what the future holds for Carter Bank.”

Operating Highlights
Credit Quality
At June 30, 2026, nonperforming loans totaled $37.6 million, compared to $24.0 million at March 31, 2026 and $250.6 million at June 30, 2025. The linked quarter increase was primarily attributable to a commercial and industrial relationship consisting of three loans with an aggregate principal balance of $13.4 million that was downgraded to substandard and placed on nonperforming status during the quarter. Nonperforming assets totaled $40.9 million at June 30, 2026, compared to $27.4 million at March 31, 2026 and $250.6 million at June 30, 2025. The ratio of nonperforming assets to total portfolio loans plus other real estate owned (“OREO”) was 1.09% at June 30, 2026, compared to 0.73% at March 31, 2026 and 6.73% at June 30, 2025.
The allowance for credit losses on loans totaled $55.2 million, or 1.48% of total portfolio loans, at June 30, 2026, compared to $52.5 million, or 1.41% at March 31, 2026 and $71.0 million, or 1.90% at June 30, 2025. The allowance for credit losses to nonperforming loans decreased to 146.88% at June 30, 2026, compared to 219.03% at March 31, 2026 and increased compared to 28.34% at June 30, 2025. The linked quarter decrease in the coverage ratio primarily reflected the increase in nonperforming loans during the quarter.
The Company recognized net recoveries of $0.7 million for the quarter ended June 30, 2026, compared to net recoveries of $14.9 million for the quarter ended March 31, 2026 and net charge-offs of $0.2 million for the quarter ended June 30, 2025. Net recoveries (annualized) to average portfolio loans, were 0.07% for the second quarter of 2026, compared to net recoveries of 1.55% in the first quarter of 2026 and net charge-offs of 0.02% in the second quarter of 2025.
Management continues to closely monitor credit quality trends and believes the allowance for credit losses remains appropriate based on the composition of the loan portfolio, current economic conditions, and other qualitative factors.
Year-to-date credit quality metrics continue to reflect the impact of the first quarter 2026 Loan Sale Transaction. The transaction removed $209.5 million of nonperforming loans from the balance sheet and included the release of $18.0 million of specific reserves and the recognition of $15.0 million of loan recoveries. As a result, year-to-date comparisons to prior periods are influenced by this transaction and should be evaluated in that context.
Net Interest Income and Margin
Net interest income (GAAP) for the quarter ended June 30, 2026 totaled $40.0 million, representing an increase of $4.1 million, or 11.2%, from net interest income of $35.9 million in the prior quarter and an increase of $7.6 million, or 23.5%, from net interest income of $32.4 million in the prior year quarter. Net interest income, on an FTE basis4 (non-GAAP) totaled $40.2 million for the quarter ended June 30, 2026, representing an increase of $4.1 million, or 11.4%, compared to the quarter ended March 31, 2026, and an increase of $7.7 million, or 23.5% compared to the quarter ended June 30, 2025.
The linked-quarter increase in net interest income, on an FTE basis4 (non-GAAP) was primarily driven by a 10 basis point decline in funding costs and a 16 basis point increase in the yield on average interest-earning assets. The year-over-year increase was attributable to a 37 basis point decline in funding costs and a 22 basis point increase in average interest-earning assets yields.
During the second quarter of 2026, interest-bearing funding costs declined compared to both the prior quarter and year ago quarter, primarily reflecting a reduction in higher cost FHLB borrowings following the Loan Sale Transaction and Insurance Transaction, as well as stabilization in deposit pricing, partially reflecting the broader interest rate environment.

Net interest margin was 3.38% for the quarter ended June 30, 2026 compared to 3.07% for the prior quarter and 2.80% for the quarter ended June 30, 2025. On an FTE basis4 (non-GAAP) net interest margin was 3.40% compared to 3.08% and 2.82% for the prior quarter and prior year quarter, respectively.
Net interest margin continued to expand during the quarter ended June 30, 2026, reflecting the benefits of disciplined balance sheet management. The Portfolio Repositioning improved the yield on the investment portfolio, while lower funding costs, favorable loan repricing, and approximately $0.6 million in loan prepayment penalties recognized during the quarter further supported the increase in net interest income and net interest margin. The Company expects the Portfolio Repositioning to provide an ongoing benefit to future earnings through higher asset yields.
Noninterest Income
Noninterest income totaled $28.7 million for the second quarter of 2026, compared to $71.0 million for the first quarter of 2026 and $4.9 million for the second quarter of 2025.
Key drivers of noninterest income:
•$35.9 million net gain recognized from the Insurance Transaction during the second quarter of 2026.
•$12.5 million of losses on sales of securities recognized in connection with the Portfolio Repositioning during the second quarter of 2026.
•$65.0 million gain recognized from the Loan Sale Transaction during the first quarter of 2026.
These items are considered non-core in nature and not indicative of the Company’s ongoing operating performance.
Compared to the first quarter of 2026, noninterest income decreased $42.2 million, primarily due to the $65.0 million gain recognized from the Loan Sale Transaction during the first quarter of 2026 and $12.5 million of securities losses recognized in connection with the Portfolio Repositioning during the second quarter of 2026. These decreases were partially offset by the net gain recognized from the Insurance Transaction during the second quarter of 2026.
Other notable changes in noninterest income included a $0.5 million increase from the prior quarter in service charges on deposit accounts. Insurance commissions declined $0.8 million from the prior quarter, primarily due to the Insurance Transaction, which reduced ongoing insurance commission income, and a favorable prior year adjustment true-up recorded in the first quarter of 2026.
Compared to the second quarter of 2025, noninterest income increased $23.8 million, primarily due to the net gain recognized from the Insurance Transaction, partially offset by the $12.5 million securities losses recognized in connection with the Portfolio Repositioning during the second quarter of 2026.
For the six months ended June 30, 2026, noninterest income totaled $99.7 million, compared to $11.8 million for the same period in 2025. The increase was primarily attributable to the $65.0 million gain recognized from the Loan Sale Transaction during the first quarter of 2026, the $35.9 million net gain recognized from the Insurance Transaction during the second quarter of 2026 and higher service charges on deposit accounts. These increases were partially offset by $12.5 million of securities losses recognized in connection with the Portfolio Repositioning during the second quarter of 2026 and the $1.9 million bank owned life insurance (“BOLI”) death benefit recognized during the first quarter of 2025.

Noninterest Expense
Noninterest expense totaled $30.0 million for the second quarter of 2026, compared to $31.0 million for the first quarter of 2026 and $29.3 million for the second quarter of 2025.
The linked-quarter decrease was primarily attributable to lower FDIC insurance expense and salaries and employee benefits, partially offset by increases in other noninterest expense, professional and legal fees, and data processing expense.
FDIC insurance expense declined during the second quarter of 2026, primarily reflecting the favorable impact of the Loan Sale Transaction during the first quarter of 2026, which improved the Company’s FDIC assessments.
Salaries and employee benefits decreased $0.9 million, primarily due to lower incentive compensation compared to the first quarter of 2026, partially offset by annual merit increases, higher medical costs, and increased deferred compensation expense.
Other noninterest expense increased primarily due to a $0.8 million write-down of an OREO property based on an updated appraisal received during the second quarter of 2026, as well as a $0.5 million write-down on a closed corporate office building. Professional and legal fees increased as a result of costs associated with the litigation involving the Loan Sale Transaction and higher expenses related to the management of special assets. Data processing expense increased primarily due to new and existing service agreements implemented in early 2026.
Compared to the second quarter of 2025, noninterest expense increased $0.7 million, primarily reflecting increases of $1.1 million in other noninterest expense, $0.8 million in data processing expense, and $0.4 million in occupancy expense, partially offset by a $1.7 million decrease in FDIC insurance expense. The increases in other noninterest expense and data processing expense and the decrease in FDIC insurance expense were driven by the same factors discussed above. The increase in occupancy expense primarily reflected higher costs associated with new and existing service agreements, software licenses, maintenance contracts, and related infrastructure investments.
For the six months ended June 30, 2026, noninterest expense totaled $61.0 million, compared to $57.3 million for the same period in 2025, an increase of $3.7 million. The increase primarily reflected $1.6 million in higher other noninterest expense, $1.2 million in data processing expense, $1.2 million in salaries and employee benefits, $0.7 million in occupancy expense, and $0.4 million in professional and legal fees, partially offset by a $1.6 million decrease in FDIC insurance expense. These changes were attributable to the same factors discussed in the quarterly comparison above.
Financial Condition
Total assets increased $2.6 million to $4.8 billion at June 30, 2026, compared to March 31, 2026. The increase was primarily driven by a $6.1 million increase in portfolio loans, despite approximately $132.6 million in commercial real estate loan payoffs during the second quarter of 2026, reflecting continued loan origination activity and customer demand across the Company’s markets. Total cash and cash equivalents increased $48.2 million during the quarter, primarily reflecting higher interest-bearing deposits maintained with other financial institutions from excess liquidity generated by the Loan Sale Transaction during the first quarter of 2026 and the Insurance Transaction during the second quarter of 2026. The increase in interest-bearing deposits with other financial institutions reflected the redeployment of excess liquidity from Federal Reserve balances into higher-yielding deposit accounts during the quarter. The Company continued to strategically deploy excess liquidity during the quarter through loan growth and the previously announced Portfolio Repositioning.

The allowance for credit losses on loans totaled $55.2 million, or 1.48% of total portfolio loans at June 30, 2026, compared to $52.5 million, or 1.41%, at March 31, 2026.
Available-for-sale investment securities declined $21.8 million during the second quarter of 2026, primarily reflecting the previously announced Portfolio Repositioning, which is part of the Company’s broader balance sheet optimization strategy. These securities represented 13.3% of total assets at June 30, 2026, compared to 13.8% at March 31, 2026.
Total deposits decreased $37.7 million from March 31, 2026, primarily reflecting normal fluctuations in customer deposit balances. The Company had no Federal Home Loan Bank (“FHLB”) borrowings outstanding at June 30, 2026, as higher cost wholesale borrowings had been repaid with proceeds from the Company’s recent strategic transactions, contributing to lower funding costs and a more efficient balance sheet.
At June 30, 2026, approximately 82.3% of total deposits were insured under FDIC insurance coverage limits, while approximately 17.7% of total deposits were uninsured. At March 31, 2026, approximately 82.8% of total deposits were insured under Federal Deposit Insurance Corporation (“FDIC”) insurance coverage limits, while approximately 17.2% of total deposits were uninsured.
Capitalization and Liquidity
The Company maintained a strong capital and liquidity position at June 30, 2026. Capital levels increased significantly and continued to exceed all applicable regulatory requirements, supported by earnings for the quarter and the impact of the recent strategic transactions. The Company remained well capitalized at June 30, 2026.
The Company’s Tier 1 capital ratio was 14.26% at June 30, 2026, compared to 13.52% at March 31, 2026. The Company’s leverage ratio was 11.65% at June 30, 2026, compared to 11.10% at March 31, 2026. The Company’s total risk-based capital ratio was 15.51% at June 30, 2026, compared to 14.78% at March 31, 2026.
During both the three and six months ended June 30, 2026, the Company repurchased 108,601 shares of its common stock at a total cost of $2.9 million and a weighted average cost per share of $26.50.
At June 30, 2026, funding sources accessible to the Company included borrowing availability at the FHLB equal to 30.0% of total assets, or $1.4 billion, subject to eligible collateral pledged, of which the Company had the capacity to borrow an additional $879.5 million. During the six months ended June 30, 2026, the Company’s previously disclosed $45.0 million secured line of credit with a correspondent financial institution was converted to an unsecured facility, with a borrowing capacity of $25.0 million. In addition, a $50.0 million unsecured line of credit with an unrelated correspondent financial institution was fully reinstated. Reflecting the Company’s improved earnings performance and enhanced credit risk profile following the Loan Sale Transaction during the first quarter of 2026, the Company now maintains unsecured borrowing lines of credit totaling $105.0 million with four correspondent financial institutions and continues to have access to the institutional CD market.
In addition to these funding sources, the Company had $500.6 million of unpledged available-for-sale investment securities at fair value at June 30, 2026, providing additional liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and other services through its subsidiary Carter Bank.

The Company has $4.8 billion in assets and 63 branches in Virginia and North Carolina as of June 30, 2026. For more information or to open an account visit www.carterbank.com.
Important Note Regarding Non-GAAP Financial Measures
In addition to results presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), management uses, and this press release contains or references, certain non-GAAP financial measures, including pre-tax pre-provision income, adjusted net income, adjusted earnings per common share (diluted), tangible book value, tangible shareholders’ equity, adjusted noninterest income, adjusted noninterest expense, adjusted loan growth, adjusted efficiency ratio, and interest and dividend income, yield on interest-earning assets, net interest income and net interest margin on a fully taxable equivalent (“FTE”) basis. These non-GAAP measures should be read along with the accompanying tables in our definitions and reconciliation of GAAP to non-GAAP financial measures.
Management believes these non-GAAP financial measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results across periods in a meaningful manner. These measures also assist in assessing the Company’s underlying operating performance and performance trends and facilitate comparisons with other financial services companies.
The Company believes that presenting interest and dividend income, yield on interest-earning assets, net interest income and net interest margin on an FTE basis improves comparability between income derived from taxable and tax-exempt sources and is consistent with industry practice.
While management believes these non-GAAP measures provide meaningful supplemental information, they should not be considered as an alternative to GAAP results, as more relevant than financial results prepared in accordance with GAAP, or as necessarily comparable to similarly titled non-GAAP measures used by other companies. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation or as a substitute for an analysis of the Company’s financial condition or results of operations as reported under GAAP. Investors are encouraged to review the Company’s GAAP financial results and all other relevant information when evaluating its performance and financial condition.
Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotations and may include statements relating to the financial consequences of the Portfolio Restructuring, our financial condition, market conditions, results of operations, plans, including our strategic plan, brand strategy, and guiding principles and the anticipated results of the foregoing, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, loan pipeline and nonaccrual and nonperforming loans. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and often are beyond the Company’s control. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Actual results may differ significantly from those expressed in or implied by these forward-looking statements. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:
•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s net interest margin, net interest income, funding costs and its deposit, loan and securities portfolios;
•inflation, market and monetary fluctuations;
•changes in trade policies, tariffs, monetary and fiscal policies and laws of the U.S. government and the related impacts on economic conditions and financial markets, and changes in policies of the Federal Reserve, FDIC and U.S. Department of the Treasury;
•changes in accounting policies, practices, or guidance, for example, our adoption of Current Expected Credit Losses (“CECL”) methodology, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events;
•rapid technological developments and changes, including emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action or increase cybersecurity threats;
•our ability to resolve our nonperforming assets and our ability to secure collateral on loans that have entered nonaccrual status due to loan maturities and failure to pay in full;
•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly commercial real estate loans, and the potential impacts of changes in market conditions on the value of real estate collateral;
•increased delinquency and foreclosure rates on commercial real estate loans;
•an insufficient allowance for credit losses;
•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other geopolitical conflicts or public health events (such as pandemics), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on macroeconomic conditions, the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight, including our relationship with regulators and any actions that may be initiated by our regulators;
•legislation affecting the financial services industry as a whole, and the Company and the Bank, in particular and changes impacting the rulemaking, supervision, examination and enforcement priorities of the federal banking agencies;
•the outcome of pending and future litigation and/or governmental proceedings;
•increasing price and product/service competition;

•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;
•managing our internal growth and acquisitions;
•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating acquired operations will be more difficult, disruptive or more costly than anticipated;
•the soundness of other financial institutions and any indirect exposure related to large bank failures and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with those failed banks may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships with;
•material increases in costs and expenses;
•reliance on significant customer relationships;
•general economic or business conditions, including unemployment levels, supply chain disruptions, slowdowns in economic growth, government shutdowns and geopolitical instability and tensions;
•significant weakening of the local economies in which we operate;
•changes in customer behaviors, including consumer spending, borrowing and saving habits;
•changes in deposit flows and loan demand;
•our failure to attract or retain key associates;
•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch acquisitions or the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the Securities and Exchange Commission, including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events are expressed in or implied by a forward-looking statement may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update, revise or clarify any forward-looking statement to reflect developments occurring after the statement is made, except as required by law.
Carter Bankshares, Inc.
investorrelations@carterbank.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except share data)	June 30, 2026	March 31, 2026	June 30, 2025

	(unaudited)	(unaudited)	(unaudited)
ASSETS
Cash and Due From Banks	$41,101	$36,961	$48,015
Interest-Bearing Deposits in Other Financial Institutions	167,427	12,294	8,045
Federal Reserve Bank Excess Reserves	68,007	179,063	43,845
Total Cash and Cash Equivalents	276,535	228,318	99,905
Securities Available-for-Sale, at Fair Value (amortized cost of $682,318 at June 30, 2026, $716,862 at March 31, 2026 and $821,906 at June 30, 2025)	640,302	662,127	755,212
Equity Securities	12,676	10,246	10,200
Loans Held-for-Sale	467	341	246
Portfolio Loans	3,734,594	3,728,461	3,747,121
Allowance for Credit Losses	(55,170)	(52,503)	(71,023)
Portfolio Loans, net	3,679,424	3,675,958	3,676,098
Bank Premises and Equipment, net	69,820	70,968	72,105
Goodwill	1,193	1,193	1,193
Core Deposit Intangible	812	874	1,073
Other Real Estate Owned, net	3,356	3,443	1,657
Other Restricted Stock, at Cost	8,476	8,476	8,653
Bank Owned Life Insurance	45,704	45,247	48,365
Other Assets	63,118	92,079	109,384
Total Assets	$4,801,883	$4,799,270	$4,784,091
LIABILITIES
Deposits:
Noninterest-Bearing Demand	$655,482	$637,933	$635,192
Interest-Bearing Demand	866,759	871,398	805,013
Money Market	510,125	514,362	544,764
Savings	318,774	326,929	343,659
Certificates of Deposit	1,846,416	1,884,628	1,893,611
Total Deposits	4,197,556	4,235,250	4,222,239
Federal Home Loan Bank Borrowings	—	—	113,500
Reserve for Unfunded Loan Commitments	2,220	2,774	2,737
Other Liabilities	62,961	56,344	39,980
Total Liabilities	4,262,737	4,294,368	4,378,456

SHAREHOLDERS’ EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
Outstanding- 22,162,213 shares at June 30, 2026, 22,159,980 shares at March 31, 2026 and 22,669,834 shares at June 30, 2025	22,162	22,160	22,670
Additional Paid-in Capital	72,505	74,987	84,146
Retained Earnings	477,417	450,725	351,069
Accumulated Other Comprehensive Loss	(32,938)	(42,970)	(52,250)
Total Shareholders’ Equity	539,146	504,902	405,635
Total Liabilities and Shareholders’ Equity	$4,801,883	$4,799,270	$4,784,091

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	2.39%	7.13%	0.72%
Return on Average Assets (YTD Annualized)	4.75%	7.13%	0.75%
Return on Average Shareholders' Equity (QTD Annualized)	22.01%	80.05%	8.45%
Return on Average Shareholders’ Equity (YTD Annualized)	48.08%	80.05%	8.85%
Portfolio Loans to Deposit Ratio	88.97%	88.03%	88.75%
Allowance for Credit Losses to Total Portfolio Loans	1.48%	1.41%	1.90%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	11.23%	10.52%	8.48%
Tier 1 Leverage Ratio	11.65%	11.10%	9.46%
Risk-Based Capital - Tier 1	14.26%	13.52%	10.87%
Risk-Based Capital - Total	15.51%	14.78%	12.12%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025

	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income	$61,491	$59,185	$57,747	$120,676	$113,754
Interest Expense	21,541	23,251	25,388	44,792	51,257
NET INTEREST INCOME	39,950	35,934	32,359	75,884	62,497

Provision (Recovery) for Credit Losses	2,010	(33,917)	(2,330)	(31,907)	(4,355)
Recovery for Unfunded Commitments	(554)	(218)	(335)	(772)	(449)
NET INTEREST INCOME AFTER PROVISION (RECOVERY) FOR CREDIT LOSSES	38,494	70,069	35,024	108,563	67,301

NONINTEREST INCOME
Gain on the Insurance Transaction	35,949	—	—	35,949	—
Gain on the Loan Sale Transaction	—	65,000	—	65,000	—
(Losses) Gains on Sales of Securities, net	(12,531)	80	—	(12,451)	—
Service Charges, Commissions and Fees	2,491	2,128	1,765	4,619	3,639
Debit Card Interchange Fees	2,063	2,148	1,942	4,211	4,046
Insurance Commissions	164	954	714	1,118	1,058
Bank Owned Life Insurance Income	457	436	357	893	698
Other	137	228	130	365	2,368
Total Noninterest Income	28,730	70,974	4,908	99,704	11,809

NONINTEREST EXPENSE
Salaries and Employee Benefits	14,051	14,915	14,082	28,966	27,739
Occupancy Expense, net	4,584	4,861	4,230	9,445	8,702
FDIC Insurance Expense	(241)	1,510	1,436	1,269	2,866
Other Taxes	776	925	922	1,701	1,869
Advertising Expense	820	926	708	1,746	1,619
Telephone Expense	278	292	307	570	611
Professional and Legal Fees	2,053	1,546	1,921	3,599	3,151
Data Processing	2,177	1,853	1,395	4,030	2,839
Debit Card Expense	1,072	1,001	991	2,073	1,983
Other	4,416	3,183	3,312	7,599	5,967
Total Noninterest Expense	29,986	31,012	29,304	60,998	57,346

Income Before Income Taxes	37,238	110,031	10,628	147,269	21,764
Income Tax Provision	8,327	24,274	2,118	32,601	4,301
Net Income	$28,911	$85,757	$8,510	$114,668	$17,463

Shares Outstanding, at End of Period	22,162,213	22,159,980	22,669,834	22,162,213	22,669,834
Average Shares Outstanding - Basic & Diluted	21,838,645	21,846,942	22,805,881	21,842,497	22,839,412

PER SHARE DATA
Basic Earnings Per Common Share*	$1.31	$3.88	$0.37	$5.18	$0.76
Diluted Earnings Per Common Share*	$1.31	$3.88	$0.37	$5.18	$0.76
Book Value	$24.33	$22.78	$17.89	$24.33	$17.89
Tangible Book Value[3]	$24.24	$22.69	$17.79	$24.24	$17.79
Market Value	$34.01	$23.32	$17.34	$34.01	$17.34

PROFITABILITY RATIOS (GAAP)
Net Interest Margin	3.38%	3.07%	2.80%	3.23%	2.74%
Efficiency Ratio	43.66%	29.01%	78.63%	34.74%	77.18%
PROFITABILITY RATIOS (Non-GAAP)
Net Interest Margin (FTE)[4]	3.40%	3.08%	2.82%	3.24%	2.76%
Adjusted Efficiency Ratio (Non-GAAP)[5]	62.66%	72.66%	75.55%	67.45%	77.06%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income ($402 thousand, $1,069 thousand and $97 thousand for the quarters ended June 30, 2026, March 31, 2026 and June 30, 2025, respectively and $1,514 thousand and $190 thousand for the six months ended June 30, 2026 and 2025, respectively) and are excluded from the diluted earnings per share calculation.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	June 30, 2026			March 31, 2026			June 30, 2025
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$291,575	$2,712	3.73%	$75,984	$693	3.70%	$58,006	$643	4.45%
Tax-Free Investment Securities[4]	37,890	488	5.17%	11,503	83	2.93%	11,622	85	2.93%
Taxable Investment Securities	671,139	5,323	3.18%	733,785	5,582	3.09%	818,588	6,796	3.33%
Total Securities	709,029	5,811	3.29%	745,288	5,665	3.08%	830,210	6,881	3.32%
Commercial Real Estate	2,155,650	31,936	5.94%	2,132,911	31,687	6.03%	1,986,702	30,522	6.16%
Commercial & Industrial	251,682	3,769	6.01%	224,422	3,946	7.13%	204,287	3,404	6.68%
Residential Mortgages	820,831	8,739	4.27%	829,413	8,728	4.27%	811,414	8,581	4.24%
Other Consumer	25,246	285	4.53%	26,526	279	4.27%	27,883	389	5.60%
Construction	473,565	8,348	7.07%	466,197	8,096	7.04%	429,511	7,358	6.87%
Other	—	—	—%	231,620	—	—%	278,194	—	—%
Total Loans[a]	3,726,974	53,077	5.71%	3,911,089	52,736	5.47%	3,737,991	50,254	5.39%
Other Restricted Stock, at Cost	8,476	128	6.06%	15,969	245	6.22%	8,428	140	6.66%
Total Interest-Earning Assets	4,736,054	61,728	5.23%	4,748,330	59,339	5.07%	4,634,635	57,918	5.01%
Noninterest Earning Assets	120,968			129,942			126,303
Total Assets	$4,857,022			$4,878,272			$4,760,938

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$900,160	$3,400	1.51%	$818,471	$2,709	1.34%	$805,749	$3,661	1.82%
Money Market	511,221	2,522	1.98%	567,093	2,975	2.13%	536,366	3,510	2.62%
Savings	325,283	130	0.16%	327,138	111	0.14%	347,863	129	0.15%
Certificates of Deposit	1,872,499	15,350	3.29%	1,897,557	15,760	3.37%	1,885,486	16,759	3.57%
Total Interest-Bearing Deposits	3,609,163	21,402	2.38%	3,610,259	21,555	2.42%	3,575,464	24,059	2.70%
Federal Home Loan Bank Borrowings	—	—	—%	160,033	1,556	3.94%	108,753	1,186	4.37%
Federal Funds Purchased	—	—	—%	—	—	—%	—	—	—%
Other Borrowings	10,775	139	5.17%	10,870	140	5.22%	10,713	143	5.35%
Total Borrowings	10,775	139	5.17%	170,903	1,696	4.02%	119,466	1,329	4.46%
Total Interest-Bearing Liabilities	3,619,938	21,541	2.39%	3,781,162	23,251	2.49%	3,694,930	25,388	2.76%
Noninterest-Bearing Liabilities	710,174			662,638			662,168
Shareholders' Equity	526,910			434,472			403,840
Total Liabilities and Shareholders' Equity	$4,857,022			$4,878,272			$4,760,938
Net Interest Income[4]		$40,187			$36,088			$32,530
Net Interest Margin[4]			3.40%			3.08%			2.82%
a Nonaccruing loans are included in the daily average loan amounts outstanding.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (YTD AVERAGES)
(Unaudited)

	Six Months Ended June 30, 2026			Six Months Ended June 30, 2025
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$184,375	$3,405	3.72%	$62,670	$1,391	4.48%
Tax-Free Investment Securities[4]	24,769	571	4.65%	11,642	169	2.93%
Taxable Investment Securities	702,290	10,905	3.13%	813,269	13,451	3.34%
Total Securities	727,059	11,476	3.18%	824,911	13,620	3.33%
Commercial Real Estate	2,148,588	63,623	5.97%	1,941,884	59,702	6.20%
Commercial & Industrial	245,345	7,715	6.34%	205,771	6,624	6.49%
Residential Mortgages	825,567	17,467	4.27%	811,584	17,080	4.24%
Other Consumer	25,882	564	4.39%	28,104	808	5.80%
Construction	470,567	16,444	7.05%	434,919	14,626	6.78%
Other	102,574	—	—%	277,279	—	—%
Total Loans[a]	3,818,523	105,813	5.59%	3,699,541	98,840	5.39%
Other Restricted Stock, at Cost	12,202	373	6.16%	7,469	252	6.80%
Total Interest-Earning Assets	4,742,159	121,067	5.15%	4,594,591	114,103	5.01%
Noninterest Earning Assets	125,430			124,048
Total Assets	$4,867,589			$4,718,639

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$859,541	$6,109	1.43%	$775,490	$7,047	1.83%
Money Market	539,003	5,497	2.06%	530,944	6,829	2.59%
Savings	326,206	241	0.15%	351,473	242	0.14%
Certificates of Deposit	1,884,958	31,110	3.33%	1,901,751	34,964	3.71%
Total Interest-Bearing Deposits	3,609,708	42,957	2.40%	3,559,658	49,082	2.78%
Federal Home Loan Bank Borrowings	79,575	1,556	3.94%	89,400	1,888	4.26%
Other Borrowings	10,822	279	5.20%	10,566	287	5.48%
Total Borrowings	90,397	1,835	4.09%	99,966	2,175	4.39%
Total Interest-Bearing Liabilities	3,700,105	44,792	2.44%	3,659,624	51,257	2.82%
Noninterest-Bearing Liabilities	686,538			661,308
Shareholders' Equity	480,946			397,707
Total Liabilities and Shareholders' Equity	$4,867,589			$4,718,639
Net Interest Income[4]		$76,275			$62,846
Net Interest Margin[4]			3.24%			2.76%
a Nonaccruing loans are included in the daily average loan amounts outstanding.
LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	June 30, 2026	March 31, 2026	June 30, 2025
Commercial
Commercial Real Estate	$2,143,362	$2,127,928	$2,000,766
Commercial and Industrial	262,432	245,455	221,880
Total Commercial Loans	2,405,794	2,373,383	2,222,646
Consumer
Residential Mortgages	814,383	815,263	814,188
Other Consumer	25,154	26,264	27,991
Total Consumer Loans	839,537	841,527	842,179
Construction	489,263	513,551	443,573
Other	—	—	238,723
Total Portfolio Loans	3,734,594	3,728,461	3,747,121
Loans Held-for-Sale	467	341	246
Total Loans	$3,735,061	$3,728,802	$3,747,367

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

ASSET QUALITY DATA
(Unaudited)

	For the Periods Ended
(Dollars in Thousands)	June 30, 2026	March 31, 2026	June 30, 2025
Nonaccrual Loans
Commercial Real Estate	$21,562	$21,649	$9,613
Commercial and Industrial	13,546	91	1,048
Residential Mortgages	1,945	1,766	4,142
Other Consumer	72	28	29
Construction	436	437	207
Other	—	—	235,542
Total Nonperforming Loans	37,561	23,971	250,581

Other Real Estate Owned	3,356	3,443	1,657
Total Nonperforming Assets	$40,917	$27,414	$252,238

Nonperforming Loans to Total Portfolio Loans	1.01%	0.64%	6.69%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	1.09%	0.73%	6.73%
Allowance for Credit Losses to Total Portfolio Loans	1.48%	1.41%	1.90%
Allowance for Credit Losses to Nonperforming Loans	146.88%	219.03%	28.34%
Net Loan (Recoveries) / Charge-offs QTD	$(657)	$(14,929)	$165
Net Loan (Recoveries) / Charge-offs YTD	$(15,586)	$(14,929)	$222
Net Loan (Recoveries) / Charge-offs (Annualized) to Average Portfolio Loans QTD	(0.07)%	(1.55)%	0.02%
Net Loan (Recoveries) / Charge-offs (Annualized) to Average Portfolio Loans YTD	(0.82)%	(1.55)%	0.01%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Balance Beginning of Period	$52,503	$71,491	$73,518	$71,491	$75,600
Provision (Recovery) for Credit Losses	2,010	(33,917)	(2,330)	(31,907)	(4,355)
Charge-offs:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	—	—	—	—	7
Residential Mortgages	—	—	—	—	—
Other Consumer	161	138	288	299	459
Construction	—	—	—	—	1
Other	—	—	—	—	—
Total Charge-offs	161	138	288	299	467
Recoveries:
Commercial Real Estate	248	—	—	248	—
Commercial and Industrial	—	—	2	—	5
Residential Mortgages	2	2	2	4	10
Other Consumer	57	65	119	122	229
Construction	511	—	—	511	1
Other	—	15,000	—	15,000	—
Total Recoveries	818	15,067	123	15,885	245
Total Net (Recoveries) / Charge-offs	(657)	(14,929)	165	(15,586)	222
Balance End of Period	$55,170	$52,503	$71,023	$55,170	$71,023

DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
(Unaudited)

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net Interest Income	$39,950	$35,934	$32,359	$75,884	$62,497
Noninterest Income	28,730	70,974	4,908	99,704	11,809
Noninterest Expense	29,986	31,012	29,304	60,998	57,346
Pre-tax Pre-provision Income (Non-GAAP)	$38,694	$75,896	$7,963	$114,590	$16,960

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[2] Adjusted Net Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net Income	$28,911	$85,757	$8,510	$114,668	$17,463
Less: Gain on the Insurance Transaction	(35,949)	—	—	(35,949)	—
Less: Gain on the Loan Sale Transaction	—	(65,000)	—	(65,000)	—
Specific Reserves Released from the Loan Sale Transaction	—	(18,035)	—	(18,035)	—
Net Recoveries from the Loan Sale Transaction	—	(15,000)	—	(15,000)	—
Losses (Gains) on Sales of Securities, net	12,531	(80)	—	12,451	—
Equity Security Unrealized Fair Value Loss (Gain)	71	45	(22)	116	(159)
Losses on Sales & Write-downs of Bank Premises, net	105	1	60	106	57
Losses on Sales and Write-downs of OREO, net	1,326	569	262	1,895	343
1035 Exchange fee on BOLI	—	—	252	—	527
Acquisition Costs	—	—	386	—	386
Gain on BOLI death benefit[6]	—	—	—	—	(1,882)
FHLB Early Prepayment Credit	—	(130)	—	(130)	—
Severance Pay	—	—	40	—	40
Contingent Liability	—	—	38	—	38
Total Tax Effect	4,603	20,502	(214)	25,105	(259)
Adjusted Net Income (Non-GAAP)	$11,598	$8,629	$9,312	$20,227	$16,554

Average Shares Outstanding - diluted	21,838,645	21,846,942	22,805,881	21,842,497	22,839,412
Adjusted Earnings Per Common Share (diluted) (Non-GAAP)	$0.53	$0.40	$0.41	$0.93	$0.72

[3] Tangible Book Value (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Total Shareholders' Equity	$539,146	$504,902	$405,635	$539,146	$405,635
Less: Goodwill and Other Intangible Assets, net of deferred tax liability	(2,001)	(2,064)	(2,263)	(1,997)	(2,263)
Tangible Shareholders' Equity (Non-GAAP)	537,145	502,838	403,372	537,149	403,372
Shares Outstanding	22,162,213	22,159,980	22,669,834	22,162,213	22,669,834
Tangible Book Value (Non-GAAP)	$24.24	$22.69	$17.79	$24.24	$17.79

4 Net interest income has been computed on a fully taxable equivalent basis ("FTE") using 21% federal income tax rate for the 2026 and 2025 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Interest and Dividend Income (GAAP)	$61,491	$59,185	$57,747	$120,676	$113,754
Tax Equivalent Adjustment[4]	237	154	171	391	349
Interest and Dividend Income (FTE) (Non-GAAP)	61,728	59,339	57,918	121,067	114,103
Average Earning Assets	$4,736,054	$4,748,330	$4,634,635	4,742,159	4,594,591
Yield on Interest-earning Assets (GAAP)	5.21%	5.05%	5.00%	5.13%	4.99%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	5.23%	5.07%	5.01%	5.15%	5.01%

Net Interest Income (GAAP)	$39,950	$35,934	$32,359	$75,884	$62,497
Tax Equivalent Adjustment[4]	237	154	171	391	349
Net Interest Income (FTE) (Non-GAAP)	40,187	36,088	32,530	76,275	62,846
Average Earning Assets	$4,736,054	$4,748,330	$4,634,635	4,742,159	4,594,591
Net Interest Margin (GAAP)	3.38%	3.07%	2.80%	3.23%	2.74%
Net Interest Margin (FTE) (Non-GAAP)	3.40%	3.08%	2.82%	3.24%	2.76%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[5]Adjusted Efficiency Ratio (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Noninterest Expense	$29,986	$31,012	$29,304	$60,998	$57,346
Less: Losses on sales & write-downs of Branch Premises, net	(105)	(1)	(60)	(106)	(57)
Less: Losses on Sales & write-downs of OREO, net	(1,326)	(569)	(262)	(1,895)	(343)
Less: 1035 Exchange fee on BOLI	—	—	(252)	—	(527)
Less: Acquisition Costs	—	—	(386)	—	(386)
Less: Severance Pay	—	—	(40)	—	(40)
Less: Contingent Liability	—	—	(38)	—	(38)
Adjusted Noninterest Expense (Non-GAAP)	28,555	30,442	28,266	58,997	55,955

Net Interest Income	39,950	35,934	32,359	75,884	62,497
Plus: Taxable Equivalent Adjustment[4]	237	154	171	391	349
Net Interest Income (FTE) (Non-GAAP)	40,187	36,088	32,530	76,275	62,846
Less: Losses (Gains) on Sales of Securities, net	12,531	(80)	—	12,451	—
Less: Equity Security Unrealized Fair Value Loss (Gain)	71	45	(22)	116	(159)
Less: Gain on BOLI death benefit[6]	—	—	—	—	(1,882)
Less: Gain on the Insurance Transaction	(35,949)	—	—	(35,949)	—
Less: Gain on the Loan Sale Transaction	—	(65,000)	—	(65,000)	—
Less: FHLB Early Prepayment Credit	—	(130)	—	(130)	—
Plus: Noninterest Income	28,730	70,974	4,908	99,704	11,809
Net Interest Income (FTE) (Non-GAAP) plus Adjusted Noninterest Income	$45,570	$41,897	$37,416	$87,467	$72,614
Efficiency Ratio (GAAP)	43.66%	29.01%	78.63%	34.74%	77.18%
Adjusted Efficiency Ratio (Non-GAAP)	62.66%	72.66%	75.55%	67.45%	77.06%
6The Gain on BOLI death benefit is tax-exempt.

[7]Loan Growth (Non-GAAP)	Year-to-Date
(Dollars in Thousands)	June 30, 2026	June 30, 2025
Portfolio Loans	$3,734,594	$3,747,121
Less: Loans Related to the Loan Sale Transaction		(238,723)
Adjusted Loans (Non-GAAP)		$3,508,398
Portfolio Loan Growth (GAAP)	(0.33)%
Loan Growth (Non-GAAP)	6.45%